Exhibit 99.1

The Empire District Electric Company Announces Plum Point Meets In-Service Criteria

JOPLIN, Mo.--(BUSINESS WIRE)--August 13, 2010--The Empire District Electric Company (NYSE:EDE) today announced that it believes the Plum Point Generating Station located at Osceola, Arkansas, has successfully completed the in-service criteria established by the Missouri Public Service Commission (MPSC) before the August 15 deadline.

Empire is working with other involved parties, MPSC Staff, the Office of the Public Counsel, the Department of Natural Resources, and others, to document the Plant’s compliance with required criteria. Upon Commission approval, this operational benchmark will allow for recovery of expenditures associated with the plant construction from Missouri customers beginning in September.

In addition to the 50 megawatts of ownership at Plum Point, Empire also has a Purchased Power Agreement (PPA) with Plum Point Energy Associates sourced from this facility that will provide an additional 50 megawatts of capacity.

In making the announcement, Bill Gipson, president and CEO, stated, “The energy provided through our ownership interest and the PPA sourced from Plum Point will play an important role in ensuring we are able to continue to provide reliable service to our customers through a balanced mix of energy resources.”

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com